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SHOPKO STORES, INC. AND SUBSIDIARIES
EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
(IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                                           FISCAL YEARS ENDED
                                                                           ------------------
                                            JAN. 31, 1998    FEB. 22, 1997    FEB. 24, 1996     FEB. 25, 1995     FEB. 26, 1994
                                              (49 WKS)         (52 WKS)         (52 WKS)          (52 WKS)          (52 WKS)
                                           --------------   -------------     -------------     -----------      ---------------
     Ratio of Earnings to Fixed Charges
     ----------------------------------
     COMPUTATION OF EARNINGS
1    Pretax Income                           $ 80,443          $ 74,022         $ 63,140            $62,418             $52,889
2    Add previously capitalized interest          550               548              540                503                 418
     amortized during the period
3    Less interest capitalized during               0               128              249              1,309               2,140
     the period                            ----------        ----------     ------------        -----------        ------------
4    Total earnings (sum of lines 1 to 3)      80,993            74,442           63,431             61,612              51,167
     COMPUTATION OF FIXED CHARGES
5    Interest (1)                              30,582            31,905           34,531             30,351              23,557
6    Interest factor in rental expense          2,691             2,657            2,689              2,403               1,908
                                           ----------        ----------     ------------        -----------        ------------
7    Total fixed charges (sum of lines 5       33,273            34,562           37,220             32,754              25,465
     and 6)
8    TOTAL EARNINGS AND FIXED CHARGES        $114,266          $109,004         $100,651            $94,366             $76,632
     (LINE 4 PLUS LINE 7)                  ==========        ==========     ============        ===========        ============
9    Ratio (line 8 divided by line 7)             3.4               3.2              2.7                2.9                 3.0

(1) Includes capitalized interest.

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